Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

October 18, 2023

FOXO Technologies Inc. 729 N. Washington Ave. Suite 600 Minneapolis, MN 55401

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration by FOXO Technologies Inc., a Delaware corporation (the “Company”), of the resale of up to 23,601,340 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) 5,697,412 shares of Class A Common Stock (the “Issued Selling Stockholder Shares”), (ii) 12,793,665 shares of Class A Common Stock (the “Unissued Selling Stockholder Shares”) that have not yet been issued and (iii) 5,110,263 shares of Class A Common Stock (the “Reserved Shares”) issuable upon the exercise of rights (the “Rights”) to receive such Reserved Shares, to be offered and sold by the named selling stockholders, which includes us, or their permitted transferees pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 18, 2023.

In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Issued Selling Stockholder Shares, the Unissued Selling Stockholder Shares and the Reserved Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

2049 Century Park East, 18th Floor, Los Angeles, California 90067-3120 Phone: (310) 312-2000 Fax: (310) 312-3100 Website: www.msk.com

FOXO Technologies Inc. October 18, 2023 Page 2

With respect to the Reserved Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Reserved Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Rights, may cause the Rights to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. We have also assumed that at or prior to the time of the delivery of any of the Reserved Shares, the Registration Statement will have been declared effective under the Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.	The Issued Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Unissued Selling Stockholder Shares have been duly authorized and, when issued in accordance with the terms of the Securities Purchase Agreement, dated October 13, 2023, by and between the Company and ClearThink Capital Partners, LLC (“ClearThink”), or the Strata Purchase Agreement, dated October 13, 2023, by and between the Company and ClearThink, as supplemented by that certain Supplement to Strata Purchase Agreement, dated as of October 13, 2023, by and between the Company and ClearThink, as applicable, shall be validly issued, fully paid and nonassessable.

3.	The Reserved Shares have been duly authorized and, when issued in accordance with the terms of the Rights, shall be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP